     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1997

                                                 REGISTRATION NO. 333-__________

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               APACHE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                NO. 41-0747868
    (STATE OR OTHER JURISDICTION OF                  (I. R. S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)

                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               APACHE CORPORATION
                   NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN
                            (FULL TITLE OF THE PLAN)

                                Z.S. KOBIASHVILI
                       VICE PRESIDENT AND GENERAL COUNSEL
                               APACHE CORPORATION
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400
                                 (713) 296-6000
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
       Title of                               Proposed Maximum      Proposed Maximum
   Securities to be         Amount to be     Offering Price Per    Aggregate Offering      Amount of Registration
      Registered             Registered          Share (1)              Price (1)                  Fee (1)
-----------------------------------------------------------------------------------------------------------------
   Common Stock, par
value $1.25 per share,     25,000 shares          $35.5625              $889,063                    $270
    and associated
    Preferred Stock
  Purchase Rights (2)
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h), the offering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for July 29, 1997.
(2) Preferred Stock Purchase Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the Common Stock.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Apache Corporation (the "Registrant" or "Apache") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Commission File No. 1-4300, are incorporated by reference into this Registration Statement:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         (2)     Quarterly Report on Form 10-Q for the quarter ended March 31,
                 1997.

         (3)     Current Report on Form 8-K dated June 13, 1997.

         (4) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

The descriptions set forth below of the common stock of Apache, par value $1.25 per share ("Apache Common Stock"), the preferred stock and the Rights (as defined below) constitute brief summaries of certain provisions of Apache's Restated Certificate of Incorporation, Apache's Bylaws and the Rights Agreement between Apache and Norwest Bank Minnesota, N. A. ("Norwest"), and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

APACHE COMMON STOCK

         All outstanding shares of Apache Common Stock are fully paid and nonassessable, and all holders of Apache Common Stock have full voting rights and are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Board of Directors of Apache is classified into three groups of approximately equal size, one-third elected each year. Stockholders do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. Apache Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

         Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of Apache Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

         Apache's current policy is to reserve one ten-thousandth (1/10,000) of a share of Series A Preferred Stock (as defined below) for each share of Apache Common Stock issued in order to provide for possible exercises of Rights (as defined below) under Apache's existing Rights Agreement.

         The currently outstanding Apache Common Stock and the Rights (as defined below) under Apache's existing Rights Agreement are listed on the New York Stock Exchange and the Chicago Stock Exchange. Norwest is the transfer agent and registrar for Apache Common Stock.

         Apache typically mails its annual report to stockholders within 120 days after the end of its fiscal year. Notices of stockholder meetings are mailed to record holders of Apache Common Stock at their addresses shown on the books of the transfer agent and registrar.

PREFERRED STOCK

         Apache has five million shares of no par preferred stock authorized, of which 25,000 shares have been designated Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and authorized for issuance pursuant to the Rights (as defined below) that trade with Apache Common Stock. No preferred stock is currently outstanding; however, shares of Series A Preferred Stock have been reserved for issuance in accordance with the Rights Agreement relating to the Rights. Shares of preferred stock may be authorized for issuance and issued by the Board of Directors with such voting powers and in such classes and series, and with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof (including conversion into or exchange for Apache Common Stock or other securities of Apache or its subsidiaries), as may be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors providing for the issuance of such preferred stock.

RIGHTS

         In December 1995, Apache declared a dividend of one right (a "Right") for each outstanding share of Apache Common Stock effective January 31, 1996. Each Right entitles the registered holder to purchase from Apache one ten-thousandth (1/10,000) of a share of Series A Preferred Stock at a price of $100 per one ten-thousandth of a share, subject to adjustment. The Rights are exercisable ten calendar days following a public announcement that certain persons or groups have acquired 20 percent or more of the outstanding shares of Apache Common Stock or ten business days following commencement of an offer for 30 percent or more of the outstanding shares of Apache Common Stock. Unless and until the Rights become exercisable, they will be transferred with and only with the shares of Apache Common Stock. If Apache engages in certain business combinations or a 20-percent stockholder engages in certain transactions with Apache, the Rights become exercisable for Apache Common Stock or the common stock of the corporation acquiring Apache (as the case may be) at 50 percent of the then-market price. Any Rights that are or were beneficially owned by a person who has acquired 20 percent or more of the outstanding shares of Apache Common Stock, and who engages in certain transactions or realizes the benefits of certain transactions with Apache, will become void. Apache may redeem the Rights at $.01 per Right at any time until ten business days after public announcement that a person has acquired 20 percent or more of the outstanding shares of Apache Common Stock. Unless the Rights have been previously redeemed, all shares of Apache Common Stock will include Rights, including the Apache Common Stock issuable under the terms of the Apache Corporation 1996 Performance Stock Option Plan.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) because the person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any pending, completed or threatened action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) the person shall not have been adjudged liable to the corporation. The indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Apache maintains policies insuring the officers and directors of Apache and its subsidiaries against certain liabilities for actions taken in their capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article VII of Apache's Bylaws provides, in substance, that directors, officers, employees and agents of Apache shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally, the Seventeenth Article of Apache's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Apache for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of a director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions by a director not in good faith; (iii) for acts or omissions by a director involving intentional misconduct or a knowing violation of the law; (iv) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); and (v) for transactions from which the director derived an improper personal benefit.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT
NUMBER           DESCRIPTION OF EXHIBIT

  4.1 Restated Certificate of Incorporation of Apache Corporation (incorporated by reference to Exhibit 3.1 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission File No. 1-4300)

  4.2 Certificate of Ownership and Merger Merging Apache Energy Resources Corporation into Registrant, effective December 31, 1995, as filed with the Secretary of State of Delaware on December 21, 1995 (incorporated by reference to Exhibit 3.2 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

  4.3 Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of Registrant, effective January 31, 1996, as filed with the Secretary of State of Delaware on January 22, 1996 (incorporated by reference to Exhibit 3.3 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

 *4.4            Bylaws of Apache Corporation as amended July 17, 1997

  4.5 Form of Apache Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

  4.6 Rights Agreement dated as of January 31, 1996, between Apache and Norwest Bank Minnesota, N.A., rights agent, relating to the declaration of a Rights dividend to the holders of Apache Common Stock of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache's Registration Statement on Form 8-A, Commission File No. 1-4300)

 *4.7 Apache Corporation Non-Employee Directors' Compensation Plan and form of Director's Deferred Compensation Agreement

 *5.1 Opinion of legal counsel regarding legality of securities being registered

*23.1            Consent of Arthur Andersen LLP

*23.2            Consent of Coopers & Lybrand, Chartered Accountants

*23.3            Consent of Ryder Scott Company Petroleum Engineers

*23.4            Consent of Netherland, Sewell & Associates, Inc.

*23.5            Consent of legal counsel included in Exhibit 5.1

*24.1 Power of Attorney included as part of the signature pages of this Registration Statement

---------------------
*Filed herewith

ITEM 9.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered herein shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions of Article 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas.

                                   APACHE CORPORATION




Date:  July 31, 1997               By: /s/ Raymond Plank
                                       ------------------------------------
                                       Raymond Plank,
                                       Chairman and Chief Executive Officer


                               POWER OF ATTORNEY

The undersigned directors and officers of Apache Corporation do hereby constitute and appoint Raymond Plank, G. Steven Farris, Z. S. Kobiashvili and Matthew W. Dundrea, and each of them, with full power of substitution, our true and lawful attorneys-in-fact to sign and execute, on behalf of the undersigned, any and all amendments (including post-effective amendments) to this Registration Statement; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.


SIGNATURE                                          TITLE                                          DATE
---------                                          -----                                          ----
/s/ Raymond Plank                                  Chairman and Chief
--------------------------------------              Executive Officer
Raymond Plank                                        (Principal Executive Officer)                  July 31, 1997



/s/ Roger B. Plank                                 Vice President and
--------------------------------------              Chief Financial Officer
Roger B. Plank                                       (Principal Financial Officer)                  July 31, 1997



/s/ Thomas L. Mitchell                             Vice President and Controller
--------------------------------------              (Principal Accounting Officer)                  July 31, 1997
Thomas L. Mitchell

SIGNATURE                                          TITLE                                          DATE
---------                                          -----                                          ----
/s/ Frederick M. Bohen                             Director                                       July 31, 1997
--------------------------------------
Frederick M. Bohen


/s/ G. Steven Farris                               Director                                       July 31, 1997
 --------------------------------------
G. Steven Farris


/s/ Randolph M. Ferlic                             Director                                       July 31, 1997
--------------------------------------
Randolph M. Ferlic


/s/ Eugene C. Fiedorek                             Director                                       July 31, 1997
--------------------------------------
Eugene C. Fiedorek


/s/ W. Brooks Fields                               Director                                       July 31, 1997
--------------------------------------
W. Brooks Fields


/s/ A. D. Frazier, Jr.                             Director                                       July 31, 1997
--------------------------------------
A. D. Frazier, Jr.


/s/ Stanley K. Hathaway                            Director                                       July 31, 1997
--------------------------------------
Stanley K. Hathaway


/s/ John A. Kocur                                  Director                                       July 31, 1997
--------------------------------------
John A. Kocur


/s/ George D. Lawrence Jr.                         Director                                       July 31, 1997
--------------------------------------
George D. Lawrence Jr.


/s/ Mary Ralph Lowe                                Director                                       July 31, 1997
--------------------------------------
Mary Ralph Lowe


/s/ Joseph A. Rice                                 Director                                       July 31, 1997
--------------------------------------
Joseph A. Rice

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION OF EXHIBIT
------           ----------------------
  4.1            Restated Certificate of Incorporation of Apache Corporation (incorporated by reference to Exhibit 3.1 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Commission File No.
                 1-4300)

  4.2            Certificate of Ownership and Merger Merging Apache Energy Resources Corporation into Registrant, effective December 31, 1995, as filed with the Secretary of State of Delaware on December 21, 1995
                 (incorporated by reference to Exhibit 3.2 to Apache's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

  4.3            Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of
                 Registrant, effective January 31, 1996, as filed with the Secretary of State of Delaware on January 22,
                 1996 (incorporated by reference to Exhibit 3.3 to Apache's Annual Report on Form  10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

 *4.4            Bylaws of Apache Corporation as amended July 17, 1997

  4.5            Form of Apache Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Apache's Annual
                 Report on Form 10-K for the fiscal year ended December 31, 1995, Commission File No. 1-4300)

  4.6            Rights Agreement dated as of January 31, 1996, between Apache and Norwest Bank Minnesota, N.A., rights agent, relating to the declaration of a Rights dividend to the holders of Apache Common Stock of record on January 31, 1996 (incorporated by reference to Exhibit (a) to Apache's Registration Statement on
                 Form 8-A, Commission File No. 1-4300)

 *4.7            Apache Corporation Non-Employee Directors' Compensation Plan and form of Director's Deferred
                 Compensation Agreement

 *5.1            Opinion of legal counsel regarding legality of securities being registered

*23.1            Consent of Arthur Andersen LLP

*23.2            Consent of Coopers & Lybrand, Chartered Accountants

*23.3            Consent of Ryder Scott Company Petroleum Engineers

*23.4            Consent of Netherland, Sewell & Associates, Inc.

*23.5            Consent of legal counsel included in Exhibit 5.1

*24.1            Power of Attorney included as part of the signature pages of this Registration Statement

-----------------------
*Filed herewith